Exhibit 10.4

LincOLN ELECTRIC HOLDINGS, INC.

2015 EQUITY AND INCENTIVE COMPENSATION PLAN

Performance Share Agreement

WHEREAS, Lincoln Electric Holdings, Inc. maintains the Company’s 2015 Equity and Incentive Compensation Plan, as may be amended from time to time (the “Plan”), pursuant to which the Company may award Performance Shares (the “Performance Shares”) to officers and certain key employees of the Company and its Subsidiaries;

WHEREAS, the Grantee, whose name is set forth on the “Dashboard” tab on the Morgan Stanley StockPlan Connect portal, a secure third-party vendor website used by the Company (to be referred to herein as the “Grant Summary”), is an employee of the Company or one of its Subsidiaries; and

WHEREAS, the Grantee was granted Performance Shares under the Plan by the Compensation and Executive Development Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company on the Date of Grant in 2023, as set forth on the Grant Summary (the “Date of Grant”), and the execution of an Evidence of Award in the form hereof (this “Agreement”) has been authorized by a resolution of the Committee duly adopted on such date.

NOW, THEREFORE, pursuant to the Plan and subject to the terms and conditions thereof and the terms and conditions hereinafter set forth, the Company hereby confirms to the Grantee the award of the target number of Performance Shares set forth on the Grant Summary.  Subject to the achievement of the Management Objectives described in Section 4 of this Agreement, the Grantee may earn from 0% to 200% of the Performance Shares.

1.	Definitions. Unless otherwise defined in this Agreement (including on Exhibit A hereto), terms used in this Agreement with initial capital letters will have the meanings assigned to them in the Plan. Certain terms used herein with initial capital letters will have the meanings set forth on Exhibit A hereto.
2.	Earnings of Performance Shares. If the Performance Shares covered by this Agreement become nonforfeitable and payable (“Vest,” or similar terms), the Grantee will be entitled to settlement of the Vested Performance Shares as specified in Section 8 of this Agreement. The Grantee shall not have the rights of a shareholder with respect to such Performance Shares, except as provided in Section 10, provided that such Performance Shares, together with any additional Performance Shares that the Grantee may become entitled to receive by virtue of a share dividend, a merger or a reorganization in which Lincoln Electric Holdings, Inc. is the surviving corporation or any other change in the capital structure of Lincoln Electric Holdings, Inc., shall be subject to the restrictions hereinafter set forth.
3.	Restrictions on Transfer of Performance Shares. Subject to Section 15 of the Plan, the Performance Shares subject to this grant may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee, except to the Company, until the Distribution Date; provided, however, that the Grantee’s rights with respect to such Performance Shares may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this

Section 3 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Performance Shares or the underlying Common Shares. The Company in its sole discretion, when and as permitted by the Plan, may waive the restrictions on transferability with respect to all or a portion of the Performance Shares subject to this Agreement.
4.	Vesting of Performance Shares. Subject to the terms and conditions of Sections 5, 6 and 7 hereof, the Performance Shares covered by this Agreement shall Vest based on the achievement of the Management Objectives for the Performance Period as follows:
(a)	The applicable percentage of the Performance Shares that shall be earned by the Grantee for the Performance Period shall be determined by reference to the Statement of Management Objectives if the Grantee remains continuously employed by either the Company or any Subsidiary until the end of the Performance Period;
(b)	In the event that achievement with respect to one of the Management Objectives is between the performance levels specified in the Statement of Management Objectives, the applicable percentage of the Performance Shares that shall be earned by the Grantee for the Performance Period for that particular Management Objective shall be determined by the Committee using straight-line mathematical interpolation; and
(c)	To the extent the Management Objectives are not achieved by the end of the Performance Period, then the Performance Shares evidenced by this Agreement (including Performance Shares subject to Section 6(b) following the Grantee’s Retirement, as described therein) will be forfeited without compensation or other consideration. The Vesting of the Performance Shares pursuant to this Section 4 shall be contingent upon a determination of the Committee that the Management Objectives have been satisfied.
5.	Effect of Change in Control. In the event a Change in Control occurs during the Performance Period, the Performance Shares covered by this Agreement shall become Vested to the extent provided in this Section 5.
(a)	If either:
(i)	(A) a Replacement Award is not provided to the Grantee in connection with the Change in Control to replace, adjust or continue the award of Performance Shares covered by this Agreement (the “Replaced Award”) and (B) the Grantee remains in the continuous employ of the Company or a Subsidiary throughout the period beginning on the Date of Grant and ending on the date of the Change in Control; or
(ii)	(A) the Grantee was a party to a severance agreement with the Company providing benefits in connection with a Change in Control (a “Severance Agreement”) at the time of the Grantee’s termination of employment and (B) the Grantee’s employment was terminated by the Company (x) other than for Cause or pursuant to an individually negotiated arrangement after the Date of Grant, (y) following the commencement of any discussion with a third person that results in a Change in Control and (z) within twelve months prior to a Change in Control, the Performance Shares shall become Vested immediately prior to the Change in Control at the target level.  If a Replacement Award is provided, references to the Performance Shares in this Agreement shall be deemed to refer to the Replacement Award after the Change in Control.

(b)	If a Replacement Award is provided to the Grantee to replace, adjust or continue the Replaced Award, and if, upon or after receiving the Replacement Award and within a period of two years after the Change in Control but prior to the end of the Performance Period, the Grantee experiences a termination of employment with the Company or a Subsidiary of the Company by reason of the Grantee terminating employment for Good Reason or the Company terminating the Grantee’s employment other than for Cause, the Replacement Award shall become Vested upon the Grantee’s termination of employment at the target level.
6.	Effect of Death, Disability or Retirement.
(a)	If, during the Performance Period, (i) the Grantee should die while in the employment of the Company or any Subsidiary or (ii) the Grantee’s employment with the Company or any Subsidiary is terminated by the Company or any Subsidiary as a result of the Grantee becoming Disabled, then, in either such case, the Performance Shares shall become Vested upon such event at the target level.
(b)	If, prior to the end of the Performance Period and at a time when no grounds exist for a termination for Cause of the Grantee’s employment with the Company or any Subsidiary, the Grantee terminates employment with the Company or any Subsidiary after either (A) the Grantee attains age 60 and completes five years of continuous employment or (B) the Grantee attains age 55 and completes 15 years of continuous employment (“Retirement”), then the Grantee shall Vest in the number of Performance Shares in which the Grantee would have Vested in accordance with the terms and conditions of Section 4 (or Section 5(a), if applicable) if the Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant until the end of the Performance Period or the occurrence of a Change in Control to the extent a Replacement Award is not provided, whichever occurs first, reduced by the number of Performance Shares that were otherwise Vested on the date of such Retirement.
7.	Effect of Termination of Employment and Effect of Competitive Conduct.
(a)	In the event that the Grantee’s employment shall terminate in a manner other than as specified in Section 6(b) hereof, the Grantee shall forfeit any Performance Shares that have not become Vested prior to or at the time of such termination; as follows:

(i)	except as described in the following clause (ii), at the time of such termination, or
(ii)	on the twelve-month anniversary of the Grantee’s termination of employment, if (A) at the time of such termination of employment the Grantee is a party to a Severance Agreement and the Grantee’s employment is terminated by the Company other than for Cause or pursuant to an individually negotiated arrangement and (B) the Performance Shares do not become Vested on or prior to such twelve-month anniversary.
(b)	Notwithstanding anything in this Agreement to the contrary, unless otherwise determined by the Company, if the Grantee, either during employment by the Company or a Subsidiary or within six (6) months after termination of such employment, (i) shall become an employee of a competitor of the Company or a Subsidiary or (ii) shall engage in any other conduct that is competitive with the Company or a Subsidiary, in each case as reasonably determined by the Company (“Competition”), then, at the time of such Company determination, the Grantee shall forfeit any Performance Shares that have not become Vested. In addition, if the Company shall so determine, the Grantee shall, promptly upon notice of such determination, (x) return to the Company all the Common Shares that the Grantee has not disposed of that were issued in payment of Performance Shares that became Vested pursuant to this Agreement and an amount in cash equal to any related dividend equivalents awarded under Section 10(b) hereof, including amounts the Grantee elected to defer under Section 9 hereof, within a period of one (1) year prior to the date of the commencement of such Competition if the Grantee is an employee of the Company or a Subsidiary, or within a period of one (1) year prior to termination of employment with the Company or a Subsidiary if the Grantee is no longer an employee of the Company or a Subsidiary, and (y) with respect to any Common Shares so issued in payment of Performance Shares pursuant to this Agreement that the Grantee has disposed of, including amounts the Grantee elected to defer under Section 9 hereof, pay to the Company in cash the aggregate Market Value per Share of those Common Shares on the Distribution Date plus an amount in cash equal to any related dividend equivalents awarded under Section 10(b) hereof, in each case as reasonably determined by the Company. To the extent that such amounts are not promptly paid to the Company, the Company may set off the amounts so payable to it against any amounts (other than amounts of non-qualified deferred compensation as so defined under Section 409A of the Code) that may be owing from time to time by the Company or a Subsidiary to the Grantee, whether as wages or vacation pay or in the form of any other benefit or for any other reason.
8.	Form and Time of Payment of Performance Shares.
(a)	General. Subject to Section 7(a) and Section 8(b), payment for Vested Performance Shares will be made in Common Shares (rounded down to the nearest whole Common Share) between January 1, 2026 and March 15, 2026.

(b)

Other Payment Events. Notwithstanding Section 8(a), to the extent that the Performance Shares are Vested on the dates set forth below, payment with respect to the Performance Shares will be made as follows:

(i)Change in Control. Upon a Change in Control, the Grantee is entitled to receive payment for Vested Performance Shares in Common Shares (rounded down to the nearest whole Common Share) on the date of the Change in Control.

(ii)Death or Disability. On the date of the Grantee’s death or the date the Grantee’s employment is terminated by the Company or any Subsidiary as a result of the Grantee becoming Disabled, the Grantee is entitled to receive payment for Vested Performance Shares in Common Shares on such date.

(iii)Termination of Employment following Change in Control. Upon the Grantee’s termination of employment during the two-year period following the occurrence of a Change in Control, the Grantee is entitled to receive payment for Vested Performance Shares in Common Shares on the date of such termination of employment.

(iv)Notwithstanding anything in this Agreement to the contrary, payment with respect to Vested Performance Shares shall be made in all events within the short-term deferral period specified in Treasury Regulation §  1.409A-1(b)(4).

9.	Deferral of Performance Shares. The Grantee may elect to defer receipt of the Common Shares underlying the Vested Performance Shares subject to this Agreement beyond the Distribution Date, pursuant to and in accordance with the terms of the Deferred Compensation Plan.
10.	Dividend Equivalents and Other Rights.
(a)	Except as provided in this Section, the Grantee shall not have any of the rights of a shareholder with respect to the Performance Shares covered by this Agreement; provided, however, that any additional Common Shares, share rights or other securities that the Grantee may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of Lincoln Electric Holdings, Inc. shall be subject to the same restrictions as the Performance Shares covered by this Agreement.
(b)	The Grantee shall have the right to receive dividend equivalents with respect to the Common Shares underlying the Performance Shares on a deferred basis and contingent on vesting of the Performance Shares. Dividend equivalents on the Performance Shares covered by this Agreement shall be sequestered by the Company from and after the Date of Grant until the Distribution Date, whereupon such dividend equivalents shall be paid to the Grantee in the form of cash (or credited to the Grantee’s account under the Deferred Compensation Plan, if elected) to the extent such dividend equivalents are attributable to Performance Shares that have become Vested. To the extent that Performance Shares covered by this Agreement are forfeited pursuant to Section 7 hereof, all the dividend equivalents sequestered with respect to such Performance Shares shall also be forfeited. No interest shall be payable with respect to any such dividend equivalents.
(c)	Under no circumstances will the Company distribute or credit dividend equivalents paid on Performance Shares as described in Section 10(b) until the Grantee’s Distribution Date. The Grantee will not be entitled to vote the Common Shares underlying the Performance Shares until the Grantee receives such Common Shares on or after the Distribution Date.
(d)	Notwithstanding anything to the contrary in this Section 10, to the extent that any of the Performance Shares Vest pursuant to this Agreement and the Grantee elects pursuant to Section 9 to defer receipt of the Common Shares underlying the Performance Shares beyond the Distribution Date in accordance with the terms of the Deferred Compensation Plan, then the right to receive dividend equivalents thereafter will be governed by the Deferred Compensation Plan from and after the Distribution Date.
11.	Withholding Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Grantee for applicable income and employment tax and other required withholding purposes with respect to the Performance Shares evidenced by this Agreement, the Grantee shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. The Grantee agrees that any required minimum withholding obligations shall be settled by the withholding of a number of Common Shares that are payable to the Grantee upon vesting of Performance Shares under this Agreement with a value equal to the amount of such required minimum withholding. The obligations of the Company under this Agreement shall be conditional on such payment or arrangements.
12.	No Right to Employment. This award of Performance Shares is a voluntary, discretionary bonus being made on a one-time basis and it does not constitute a commitment to make any future awards. This award and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. The Plan and this Agreement will not confer upon the Grantee any right with respect to the continuance of employment or other service with the Company or any Subsidiary and will not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any employment or other service of the Grantee at any time. For purposes of this Agreement, the continuous employment of the Grantee with the Company or a Subsidiary shall not be deemed interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company or any Subsidiary, by reason of (a) the transfer of the Grantee’s employment among the Company and any Subsidiary or (b) an approved leave of absence.
13.	Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan will not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.
14.	Agreement Subject to the Plan. The Performance Shares evidenced by this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern.
15.	Data Privacy.
(a)	The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this document by and among, as applicable, the Grantee’s employer (the “Employer”), and the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.
(b)	The Grantee understands that the Company, its Subsidiaries and the Employer hold certain personal information about the Grantee, including, but not limited to, name, home address, email address and telephone number, date of birth, social security, passport or insurance number or other identification number, salary, nationality, job title, any Common Shares or directorships held in the Company, details of all Performance Shares or any other entitlement to Common Shares awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Grantee’s favor for the purpose of implementing, managing and administering the Plan (“Data”).
(c)	The Grantee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere (in particular the United States), and that the recipient country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the local human resources representative. The Grantee authorizes the Company, Morgan Stanley Smith Barney, LLC and any other possible recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom the Grantee may elect to deposit any Common Shares acquired under the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. The Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the local human resources representative in writing. The

Grantee understands that refusing or withdrawing consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.
16.	Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that subject to Section 11 of the Plan and Section 20 of this Agreement, no such amendment shall adversely affect the rights of the Grantee with respect to the Performance Shares without the Grantee’s consent.
17.	Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.
18.	Governing Law/Venue. This Agreement is made under, and will be construed in accordance with, the internal substantive laws of the State of Ohio. All legal actions or proceedings relating to this Agreement shall be brought exclusively in the U.S. District Court for the Northern District of Ohio, Eastern Division or the Cuyahoga County Court of Common Pleas, located in Cuyahoga County, Ohio.
19.	Restrictive Covenant Agreement. The grant of the Performance Shares under this Agreement is contingent upon the Grantee having executed the most recent version of the Company’s Proprietary Information, Inventions and Restrictive Covenant Agreement and having returned it to the Company.
20.	Performance Shares Subject to Clawback Policy. Notwithstanding anything in this Agreement to the contrary, (a) the Performance Shares covered by this Agreement shall be subject to the Company’s Recovery of Funds Policy (or any similar clawback policy applicable to the Grantee), as it may be in effect from time to time, including, without limitation, to implement Section 10D of the Exchange Act and any applicable rules or regulations issued by the U.S. Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded (the “Compensation Recovery Policy”), and (b) the Grantee acknowledges and agrees that any and all applicable provisions of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.
21.	Code Section 409A. To the extent applicable, it is intended that this Agreement be designed and operated within the requirements of Section 409A of the Code (including any applicable exemptions) and, in the event of any inconsistency between any provision of this Agreement or the Plan and Section 409A of the Code, the provisions of Section 409A of the Code shall control. Any provision in the Plan or this Agreement that is determined to violate the requirements of Section 409A of the Code shall be void and without effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the

Company without the consent of the Grantee). Any provision that is required by Section 409A of the Code to appear in the Agreement that is not expressly set forth herein shall be deemed to be set forth herein, and the Agreement shall be administered in all respects as if such provision was expressly set forth herein. Any reference in the Agreement to Section 409A of the Code or a Treasury Regulation section shall be deemed to include any similar or successor provisions thereto.
22.	Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Performance Shares and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
23.	Appendix. Notwithstanding any provisions in this Agreement, the grant of Performance Shares is also subject to the special terms and conditions set forth in Appendix A to this Agreement for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in Appendix A, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions are necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix A constitutes part of this Agreement.

The Grantee hereby acknowledges receipt of  this Agreement and accepts the right to receive the Performance Shares evidenced hereby subject to the terms and conditions of the Plan and the terms and conditions herein above set forth and represents that the Grantee understands the acceptance of this Agreement through an on-line or electronic system, if applicable, carries the same legal significance as if the Grantee she manually signed this Agreement.

THIS AGREEMENT is executed in the name and on behalf of the Company on the Date of Grant as set forth in the Grant Summary.

LINCOLN ELECTRIC HOLDINGS, INC.

Christopher L. Mapes Chairman, President and Chief Executive Officer

EXHIBIT A

For purposes of this Agreement, the following terms shall have the following meanings:

1.	“Cause”: For a Grantee who is a party to a Severance Agreement, a termination for “Cause” (or similar term) shall have the meaning set forth in such agreement. For all other Grantees, a termination for “Cause” shall mean that, prior to termination of employment, the Grantee shall have:
(a)	committed a criminal violation involving fraud, embezzlement or theft in connection with the Grantee’s duties or in the course of the Grantee’s employment with the Company or any Subsidiary;
(b)	committed an intentional violation of the Lincoln Electric Code of Corporate Conduct and Ethics, or any successor document, in effect at the relevant time;
(c)	committed intentional wrongful damage to property of the Company or any Subsidiary;
(d)	committed intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary; or
(e)	committed intentional wrongful engagement in any of the activities set forth in any confidentiality, non-competition or non-solicitation arrangement with the Company to which the Grantee is a party;

and, in each case, any such act shall have been demonstrably and materially harmful (including financially or reputationally harmful) to the Company.  For purposes of this Agreement, no act or failure to act on the part of the Grantee will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by the Grantee not in good faith and without reasonable belief that the Grantee’s action or omission was in the best interest of the Company.

2.	“Deferred Compensation Plan” means the Lincoln Electric Holdings, Inc. 2005 Deferred Compensation Plan for Executives, in effect from time to time.
3.	“Disabled” means that the Grantee is disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, the Grantee at the relevant time. In the event that the Company does not maintain a long-term disability plan at any relevant time, the Committee shall determine, in its sole discretion, that a Grantee is “Disabled” if the Grantee meets one of the following requirements: (a) the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than

12 months, (b) the Grantee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Company’s accident and health or long-term disability plan or any similar plan maintained by a third party, but excluding governmental plans, or (c) the Social Security Administration determines the Grantee to be totally disabled.
4.	“Distribution Date” means the date on which the Common Shares represented by Vested Performance Shares shall be distributed to the Grantee as specified in Section 8 (or would have been so distributed absent an election under the Deferred Compensation Plan);
5.	“Good Reason”: For a Grantee who is a party to a Severance Agreement, a termination “for Good Reason” (or similar term) shall have the meaning set forth in such agreement. For all other Grantees, “for Good Reason” shall mean the Grantee’s termination of employment with the Company as a result of the initial occurrence, without the Grantee’s consent, of one or more of the following events:
(a)	A material diminution in the Grantee’s base compensation;
(b)	A material diminution in the Grantee’s authority, duties, or responsibilities;
(c)	A material reduction in the Grantee’s opportunity regarding annual bonus, incentive or other payment of compensation, in addition to base compensation, made or to be made in regard to services rendered in any year or other period pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company;
(d)	A material change in the geographic location at which the Grantee must perform the services, which adds fifty (50) miles or more to the Grantee’s one-way daily commute; and
(e)	Any other action or inaction that constitutes a material breach by the Company of the Grantee’s employment agreement, if any, under which the Grantee provides services, or the Grantee’s Severance Agreement, if any.

Notwithstanding the foregoing, a termination of employment by the Grantee for one of the reasons set forth in clauses (a) through (e) above will not constitute “Good Reason” unless the Grantee provides, within 90 days of the initial occurrence of such condition or conditions, written notice to the Grantee’s employer of the existence of such condition or conditions and the Grantee’s employer has not remedied such condition or conditions within 30 days of the receipt of such notice.

6.	“Incumbent Directors”: For purposes of applying the definition of Change in Control in the Plan, “Incumbent Directors” means the individuals who, as of the Effective Date, are Directors and any individual becoming a Director subsequent to the Effective Date whose election, nomination for election by the Company’s shareholders, or appointment, was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual will not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of (including the settlement of) an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
7.	“Management Objectives” means the threshold, target and maximum goals (as set forth in the Statement of Management Objectives) established by the Committee on the Date of Grant for the Performance Period with respect to both Net Income Growth and ROIC.
8.	“Net Income Growth” has the meaning set forth in the Statement of Management Objectives.
9.	“Performance Period” means the three-year period commencing January 1, 2023 and ending on December 31, 2025.
10.	“Replacement Award” means an award: (a) of the same type (performance shares) as the Replaced Award; (b) that has a value at least equal to the value of the Replaced Award; (c) that relates to publicly traded equity securities of the Company or another entity that is affiliated with the Company following a Change in Control; (d) if the Grantee holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Grantee under the Code are not less favorable to such Grantee than the tax consequences of the Replaced Award; and (e) the other terms and conditions of which are not less favorable to the Grantee holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Exhibit A, Section 10 are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
11.	“Return on Invested Capital” or “ROIC” has the meaning set forth in the Statement of Management Objectives.
12.	“Separation from Service” shall have the meaning given in Code Section 409A, and references to employment termination or termination of employment in this Agreement shall be deemed to refer to a Separation from Service. In accordance with Treasury Regulation §1.409A-1(h)(1)(ii) (or any similar or successor provisions), a Separation from Service shall be deemed to occur, without limitation, if the Company and the Grantee reasonably anticipate that the level of bona fide services the Grantee will perform after a certain date (whether as an employee or as an independent contractor) will permanently decrease to less than fifty percent (50%) of the average level of bona fide services provided in the immediately preceding thirty-six (36) months.
13.	“Statement of Management Objectives” means the Statement of Management Objectives for the Performance Period approved by the Committee on the Date of Grant and communicated to the Grantee in writing.